FIRST AMENDMENT TO CONSULTING AGREEMENT

     THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”), dated and effective as of August 1, 2014, is entered into by and between Larsen Energy Consulting Inc., a Texas corporation (“LECI”), Scott C. Larsen, an individual (“Larsen”) and PARK PLACE ENERGY CORP., a Nevada corporation (“Company” or “PPEC”). LECI and Larsen are jointly referred to as “Consultant”. Terms defined in the Consulting Agreement referred to below are used herein with the meanings given them therein, unless otherwise defined.

W I T N E S S E T H:

     WHEREAS, LECI, Larsen and the Company entered into that certain Consulting Agreement dated as of November 1, 2013 (as amended or otherwise modified from time to time, the “Consulting Agreement”); and

     WHEREAS, the Parties desire to amend the Consulting Agreement in certain respects as hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Parties hereby agree as follows:

     SECTION 1. Amendments to Consulting Agreement. The Consulting Agreement is hereby amended as follows:

     (a)     The Recital section of the Consulting Agreement is hereby amended by deleting the address for the Company as contained therein and substituting the following address in lieu thereof: 2200 Ross Ave., Suite 4500E, Dallas, Texas 75201.

     (b)     In Section 3.1, the definition of “Phase I Capital Raise” contained in the last sentence of Section 3.1 is hereby deleted in its entirety and the following definition of Phase I Capital Raise is substituted in its place for all purposes:

     In this Agreement, “Phase I Capital Raise” shall mean the first to occur of either of the following: (i) the date on which the Company or any of its subsidiaries, has raised an aggregate amount of cash through the sale of equity equal to or exceeding $10 million, which calculation shall include all funds raised through the sale of equity starting with the sale of equity approved by the Board of Directors of the Company on and as of June 15, 2013; OR (ii) the date on which the Company or any of its subsidiaries, pursuant to a transaction or series of transactions, becomes entitled to receive proceeds or becomes entitled to realize economic benefits in an amount of at least $20,000,000. For purposes of this definition, a “transaction” means any type of (a) capital raising transaction, including without limitation a financing of debt and/or convertible equity, or (b) farmout or similar arrangement in which the Company agrees to exchange a portion of its interest in an asset of the Company for funding to enable the Company to carry out work programs on the asset of the Company.

     (c)     In the first Section 3.3(a), the second sentence is hereby deleted and is replaced by the following sentence:

     Provided the Phase I Capital Raise is completed on or before March 31, 2015, the Company shall issue to Larsen an award of 300,000 fully vested RSUs dated as of the date of the execution of the final documents for the Phase I Capital Raise.

     (d)     The first Section 3.3(c) is hereby deleted in its entirety and the following provision is substituted in its place:

     If during the term of this Agreement the Company completes any additional cash financing of $10,000,000 or more in the aggregate in addition to the cash financing described in clause (i) of the definition of Phase I Capital Raise (a “Subsequent Capital Raise”), the Company shall issue to LECI 250,000 fully vested RSUs upon completion of the first Subsequent Capital Raise and 200,000 upon completion of a second Subsequent Capital Raise.

     (e)     In the first Section 3.3, the following provision is hereby added as a new Section 3.3(f) immediately after the first Section 3.3(e):

     (f)     On and as of August 1, 2014, the Company shall issue to Larsen 80,000 restricted stock units (“RSUs”) under the Company’s 2013 Long-Term Incentive Equity Plan. Commencing with the month of August 2014 and for every month through and including the month that a Phase I Capital Raise transaction is completed, if and when such transaction occurs, Larsen shall accrue RSUs under the Company’s 2013 Long-Term Incentive Equity Plan equivalent to $5,000 per month. Pricing for such RSUs will be determined based on the average closing price of the Company’s common shares for the last ten (10) days of the calendar quarter in which such RSUs accrued. Such accrued RSUs shall be issued at the end of each calendar quarter.

     SECTION 2. Effectiveness. This Amendment shall become effective when counterparts hereof executed on behalf of the Parties shall have been received by both Parties hereto.

     SECTION 3. Limitation. Except as expressly provided hereby, all of the terms and conditions of the Consulting Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

     SECTION 4. Effect. This Amendment shall be deemed to be an amendment to the Consulting Agreement, and the Consulting Agreement as amended hereby is hereby ratified, approved and confirmed in each and every respect. All references to the Consulting Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Consulting Agreement as such is amended hereby.

     SECTION 5. Execution in Counterparts. This Amendment may be executed by the Parties in several counterparts, each of which shall be executed by the Parties and be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile or electronic copy of this Amendment and signatures thereon shall be considered for all purposes as originals.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

COMPANY:

PARK PLACE ENERGY CORP.

By:
Name:	Francis M. Munchinski
Title:	Corporate Secretary

LECI:

LARSEN ENERGY CONSULTING INC.

By:
Name:	Scott C. Larsen
Title:	President

LARSEN:

Scott C. Larsen